EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 to be filed on or about May 20, 2001) and related Prospectus of IMPCO Technologies, Inc. for the registration of 1,500,000 shares of its common stock and to the incorporation by reference therein of our report dated May 31, 2001 (except for Note 13, as to which the date is June 14, 2001) with respect to the consolidated financial statements and schedule of IMPCO Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Long Beach, California
May 17, 2002